CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 26, 2006, relating to the financial statements and financial highlights which appears in the March 31, 2006 Annual Report to Shareholders of AssetMark Large Cap Growth Fund, AssetMark Large Cap Value Fund, AssetMark Small/Mid Cap Growth Fund, AssetMark Small/Mid Cap Value Fund, AssetMark International Equity Fund, AssetMark Real Estate Securities Fund, AssetMark Tax-Exempt Fixed Income Fund and AssetMark Core Plus Fixed Income Fund (the "Funds"), which are also incorporated by reference into the Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
July 26, 2007